UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2004

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 17, 2004, Sepracor Inc. (the “Registrant”) entered into a purchase agreement (the “Agreement”), pursuant to which it agreed to sell $500 million in aggregate principal amount of 0% convertible senior subordinated notes due 2024 (the “Notes”) to Morgan Stanley & Co. Incorporated (the “Initial Purchaser”) at a discount of 2.75%. In connection with the offering of the Notes, the Registrant also intends to repurchase $99.9 million of its common stock, $.10 par value per share (the “Common Stock”). The sale of the Notes is expected to close on September 22, 2004.

Pursuant to the Agreement, the Registrant has also granted to the Initial Purchaser an option to purchase an additional $100 million of Notes within 30 days of the date of the Agreement.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement, which is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

In connection with the offering of the Notes, the Company will enter into a registration rights agreement with the Initial Purchaser of the Notes on the date the offering closes, which is expected to be September 22, 2004 (the “Registration Rights Agreement”).  Pursuant to the Registration Rights Agreement, the Company will agree to file a registration statement on Form S-3 with respect to the Notes and the shares of Common Stock issuable upon conversion of the Notes.

Item 3.02  Unregistered Sales of Equity Securities

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K with respect to the offering of the Notes, which disclosure is incorporated herein by reference.

The terms of the Notes will be governed by an indenture between the Registrant and the JPMorgan Chase Bank, as trustee, to be entered into on the date the sale of the Notes closes, which is expected to be September 22, 2004. Following the execution of such indenture, the Registrant will file a current report on Form 8-K attaching the indenture as an exhibit thereto.

 The Notes will be convertible prior to maturity into cash plus, under certain circumstances, shares of Common Stock at a conversion rate of 14.8816 shares of Common Stock per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $67.20 (subject to adjustment). Generally, upon conversion of a Note, the holder will receive cash equal to the principal amount of the Note plus that number of shares, if any, of Common Stock equal to the Note’s conversion value in excess of such principal amount. In addition, under certain circumstances, holders will receive additional shares of Common Stock per $1,000 principal amount of Notes.  However, in no event will the total number of shares of Common Stock issued upon conversion exceed 19.35 shares, subject to adjustment, per $1,000 principal amount of Notes.  Therefore, the maximum aggregate number of shares of the Registrant’s Common Stock that may be issued in connection with conversion of the Notes is 9,675,000 shares or, if the Initial Purchaser exercises its option to purchase an additional $100 million aggregate principal amount of Notes, 11,610,000 shares (in both cases, subject to adjustment).

The offering of the Notes will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.  The Notes and the shares of the Common Stock issuable upon conversion of the Notes will not be registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

A copy of the press releases relating to the announcement of the Notes offering and the pricing of the Notes offering are attached to this current report on Form 8-K as Exhibits 99.1 and 99.2.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: September 21, 2004	By:	/s/ Robert F. Scumaci
Robert F. Scumaci
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated September 17, 2004

99.1	Press Release dated September 16, 2004

99.2	Press Release dated September 17, 2004